Exhibit 11

                             THERMOTREX CORPORATION

                        Computation of Earnings per Share

                                                                     Nine
                                        Year Ended               Months Ended
                            -----------------------------------  ------------
                            Sept. 27,    Sept. 28,    Sept. 30,     Sept. 30,
                                 1997         1996         1995          1995
   --------------------------------------------------------------------------
                                                     (Unaudited)
   Computation of Primary
     Earnings per Share:

   Net Income (a)         $ 8,441,000  $42,575,000  $36,658,000   $36,341,000
                          -----------  -----------  -----------   -----------
   Shares:
     Weighted average
       shares outstanding  19,209,613   19,074,734   18,913,286    18,938,215

     Add: Shares issuable
          from assumed
          exercise of
          options (as
          determined by
          the application
          of the treasury
          stock method)             -      593,822            -             -
                          -----------  -----------  -----------   -----------
     Weighted average
       shares outstanding,
       as adjusted (b)     19,209,613   19,668,556   18,913,286    18,938,215
                          -----------  -----------  -----------   -----------
   Primary Earnings
     per Share (a) / (b)  $       .44  $      2.16  $      1.94   $      1.92
                          ===========  ===========  ===========   ===========